Modern Technology Corp announces spin-off plans for subsidiary Inmarketing Group

OXFORD, MS: Modern Technology Corp (OTCBB: MODC) announces the planned spin-off of its subsidiary, Inmarketing Group.

MODC will spin-off its subsidiary Inmarketing Group as a separate public company as soon as practicable. The transaction will result in both significant improvements to our Balance Sheet and a stock-dividend to stockholders of record at the time of the spin-off. The subsidiary is profitable and cash-flow positive. We believe the transaction very positive for MODC stockholders. We will soon release complete details of the transaction.

As stockholders may be aware, on June 5, 2006 we received a letter styled 'Termination Notice' from InMarketing Group alleging defaults under Sections 4.9 and 6.1 of the Stock Purchase Agreement. We immediately and strongly disputed any alleged breaches and responded to protect shareholder interests. Our efforts have resulted in a significant and positive development for MODC stockholders.

- Regarding Future Updates

The company did not release updates or news during the planning stages of the Inmarketing Group spin-off. We felt this strategy a necessary component of the spin-off planning. The company regrets the pessimism and damage to stockholder morale this caused. We now resume regular updates and continue building the organization.

Stockholders can expect updates on the following over the next two weeks:

- Positive changes to operations and financial reporting personnel

- Improvements to Cash-flow and Balance Sheet

- Updates on, or announcement of, significant new acquisitions

About Modern Technology Corp

Modern Technology Corp, a diversified technology development and acquisition company, builds revenues through continuous growth, strategic acquisitions, and commercialization of nascent technology.  MODC improves operating efficiencies through the elimination of cost redundancies and realized synergy between subsidiaries.  MODC also commercializes new technology and provides to its subsidiaries new product lines, operations infrastructure, and significant intellectual capital. The company's mission is to build shareholder value through a model of continuous growth.  Web Address: http://www.moderntechnologycorp.com

Safe-Harbor Statement

This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Company Contact:

Anthony Welch, 1.601.213.3629